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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                  FORM 12b-25

                          Notification of Late Filing

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   [ ] Form 10-KSB [ ] Form 11-K [ ] Form 20-F [X] Form 10-QSB [ ] Form N-SAR


                        For Quarter Ended: March 31, 2001

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
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PART I - REGISTRANT INFORMATION

                        SEEDLING TECHNOLOGIES CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

                519 SW Third Avenue, Suite 805, Portland, Oregon
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                     (Address of Principal Executive Office)

                                      97204
                                    --------
                                   (Zip Code)

                                       N/A
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         (Former name and former address, if changed since last report)

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PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The  subject  annual  report  or  semi-annual   report/portion
                  thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

The Company is unable to file its Form 10-QSB for the quarter ended March 31, 2001 on a timely basis due to a change in control resulting from the Company's acquisition of Seedling Technology Ventures, Inc. Prior management has failed to turn over certain books and records which made it impossible to complete the financial statements for the quarter ended March 31, 2001 on a timely basis. The Company has obtained duplicate records and anticipates completing the statements shortly.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Paul Peterson                     (800) 893-8894

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                  [ ] YES                                        [X] NO

         Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and Form 10-KSB for the year ended December 31, 2000.

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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                  [ ] YES                                        [X] NO

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and; if appropriate, state the reasons why a reasonable estimate of the results can not be made.

         SEEDLING TECHNOLOGIES CORPORATION has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 14, 2001                         SEEDLING TECHNOLOGIES CORPORATION



                                             By:   /s/ Paul Peterson
                                                 ------------------------------
                                                 Paul Peterson, President

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                                    ATTENTION
Intentional misstatements or omissions of act constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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